UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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SM&A

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On October 31, 2008, SM&A, a Delaware corporation, issued a press release announcing a definitive agreement under which an affiliate of Odyssey Investment Partners, LLC will acquire SM&A for $6.25 per share in cash in a transaction with a total value of approximately $119.6 million.
A copy of the press release follows.

SM&A Agrees To Be Acquired by
Odyssey Investment Partners
For Immediate Release
Newport Beach, CA — October 31, 2008 — SM&A (Nasdaq:WINS), the world’s foremost management consulting firm providing solutions to PURSUE, WIN and PERFORM on competitive procurement projects, and Odyssey Investment Partners, LLC, a leading middle-market private equity firm, today announced a definitive agreement under which an affiliate of Odyssey will acquire SM&A for $6.25 per share in cash in a transaction with a total value of approximately $119.6 million.
This transaction was unanimously approved by SM&A’s Board of Directors. The agreed acquisition price represents a premium of 159% over the closing price of SM&A’s common stock at close of business on October 30, 2008. Steven Myers, founder of SM&A and its largest stockholder, is supportive of the transaction.
Cathy McCarthy, president and chief executive officer of SM&A, commented, “We are pleased with the terms of this transaction; it is a win/win proposition for all involved. We believe that the best interests of our stockholders are well-served and that the Company enters an exciting new phase with a strong financial partner that can help us take SM&A to the next level of its development.”
Bill Hopkins, Managing Principal of Odyssey Investment Partners, LLC, said, “We are pleased to acquire a company of the caliber of SM&A. A best-of-breed provider in its markets, SM&A is well positioned to successfully leverage its expertise to enter new vertical markets that can offer attractive long-term growth potential in the coming years. We are pleased to add SM&A to our portfolio.”
Caltius Mezzanine has committed to provide financing for the transaction, including senior notes, senior subordinated notes and an equity co-investment.

Wedbush Morgan Securities acted as financial advisor to the Special Committee of the Board of Directors of SM&A.
The transaction, which is expected to close near the end of calendar 2008 or early in the first quarter of 2009, is subject to SM&A stockholder approval, antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act and customary conditions.
Pursuant to the merger agreement, the Company will solicit alternative acquisition proposals from third parties for 45 days subject to compliance with specific procedures set forth in the merger agreement. The Company does not intend to disclose developments with respect to any solicitations it makes or inquiries it receives until the Board has made a decision regarding any alternative proposal and subject to compliance with the merger agreement.
About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PURSUE for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
About Odyssey Investment Partners, LLC
Odyssey Investment Partners, LLC, based in New York, is a leading middle-market private equity fund with more than $1.2 billion under management. Odyssey Investment Partners, LLC makes majority, controlled investments primarily in established middle-market companies in a variety of industries, including industrial manufacturing, business, financial and healthcare services, aerospace products, and localized and route-based service businesses. For further information about Odyssey Investment Partners, LLC, please visit www.odysseyinvestment.com.
About Caltius Mezzanine
Based in Los Angeles, CA, Caltius Mezzanine provides innovative capital solutions in amounts of $5 to $75 million to middle-market companies throughout North America. Since its founding in

1997, Caltius Mezzanine has invested in over thirty-seven companies in a broad range of industries to support acquisitions, recapitalizations, buyouts, and organic growth. Caltius Mezzanine is currently investing out of its fourth fund, Caltius Partners IV, LP, a $500 million fund that closed in May 2008. For more information, please visit www.caltiusmezzanine.com.
Information Regarding Solicitation of Proxies
In connection with the proposed transaction, the Company will file proxy materials with the SEC relating to the solicitation of proxies to vote at a special meeting of stockholders to be called to approve the proposed transaction. The definitive proxy statement will be mailed to the stockholders of the Company in advance of the special meeting. Stockholders of the Company are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the proposed transaction. Stockholders may obtain a free copy of the proxy statements and any other relevant documents (when available) at the SEC’s web site at http://www.sec.gov. The definitive proxy statements and these other documents will also be available on the Company’s website (www.smawins.com) and may be obtained free from the Company by directing a request to SM&A, Attn: Investor Relations, 4695 MacArthur Court, 8th Floor, Newport Beach, CA 92660.
Participants in the Solicitation
SM&A and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from SM&A stockholders with respect to the proposed merger described above. Information regarding the officers and directors of SM&A is included in its definitive proxy statement for its 2008 annual meeting filed with the SEC on April 18, 2008. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger.
Conference Call and Webcast
The Company will host a conference call with investors at 1:30 p.m. Pacific Time (4:30 p.m. Eastern) on November 6, 2008 to discuss the sale of the Company and financial results for the 3rd fiscal quarter ended September 30, 2008. The dial-in number for the conference call is 888-413-9033 for domestic participants and 706-679-5064, for international participants. The call will also be accessible via live webcast at the homepage of www.smawins.com by clicking on the Investor Relations tab and webcast link. A replay of the conference call will be available at www.smawins.com or by dialing 800-642-1687 or 706-645-9291, reference access code 69823725. The call replay will be available for seven days.

Cautionary Statement
Some statements made in this news release refer to future actions, strategies, or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A’s Competition Management and Program Services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures aerospace and defense industries along with System Integration and Information Technology industries, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statement.

Contact:	SM&A:	SM&A:	Investor Contact:
	James R. Eckstaedt	Katie Haddock	Lytham Partners, LLC
	Chief Financial Officer	Dir. of Corp. Communications	Joe Diaz, Robert Blum
	(949) 975-1550	(949) 975-1550	(602) 889-9700

	Odyssey Investment Partners:	Caltius Mezzanine:
	Mark Semer / Joe Kuo	Michael Kane
	Kekst and Company	Managing Principal
	(212) 521-4802 / 4863	(310) 996-9585
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